Exhibit 99.2

ENDGAME, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2019 and December 31, 2018 and

for the Nine Months Ended September 30, 2019 and 2018

ENDGAME, INC. AND SUBSIDIARIES

TABLE OF CONTENTS

CONSOLIDATED FINANCIAL STATEMENTS
Unaudited Consolidated Balance Sheets	2
Unaudited Consolidated Statements of Operations	3
Unaudited Consolidated Statements of Stockholders’ Deficit	4
Unaudited Consolidated Statements of Cash Flows	5
Notes to the Unaudited Consolidated Financial Statements	6-24

ENDGAME, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2019 (Unaudited) AND DECEMBER 31, 2018

	September 30, 2019	December 31, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$2,980,266	$7,709,097
Accounts receivable	2,891,122	4,556,138
Due from escrow, net	—	1,700,000
Other current assets	955,870	2,104,145

Total Current Assets	6,827,258	16,069,380

Property and equipment, net	993,044	1,040,736
Intangible assets	517,000	517,000
Other assets	2,452,550	62,277

Total Assets	$10,789,852	$17,689,393

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$1,009,465	$1,612,235
Accrued expenses	4,085,997	3,117,944
Deferred revenue	5,916,507	11,720,350
Customer deposit liability	4,873,476	—
Current maturities of long-term debt, net of unamortized discount and debt issuance costs of $46,254 and $46,254, respectively	2,487,079	2,264,857
Convertible notes payable, net of unamortized discount of $306,175 plus accrued interest of $90,857	3,419,215	—
Deferred rent	155,829	136,682

Total Current Liabilities	21,947,568	18,852,068

Long-term debt, net of unamortized discount and debt issuance costs of $40,205 and $74,895, respectively	2,859,795	4,613,994
Revolving line of credit	14,500,000	7,000,000
Deferred revenue	4,128,426	1,926,640
Customer deposit liability	13,557,693	16,878,540
Warrant liability	1,425,634	1,197,430
Deferred rent	274,370	391,172
Deferred tax liability	19,590	18,414

Total Liabilities	58,713,076	50,878,258

Commitments and Contingencies, Note 5
Series D redeemable convertible preferred stock, 3,156,965 shares authorized, 1,546,387 issued and outstanding; liquidation preference of $9,796,671 at September 30, 2019 and December 31, 2018	9,728,214	9,728,214
Series C redeemable convertible preferred stock, 7,868,882 shares authorized, 6,669,267 issued and outstanding; liquidation preference of $29,664,233 at September 30, 2019 and December 31, 2018	29,542,530	29,542,530
Series B redeemable convertible preferred stock, 14,301,719 shares authorized, 14,301,719 issued and outstanding; liquidation preference of $27,698,139 at September 30, 2019 and December 31, 2018	27,454,577	27,454,577
Series A redeemable convertible preferred stock, 19,872,474 shares authorized, 19,482,819 issued and outstanding; liquidation preference of $32,999,997 at September 30, 2019 and December 31, 2018	32,771,590	32,771,590
Stockholders’ Equity (Deficit):
Common stock $.001 par value, 75,000,000 shares authorized, 11,034,570 and 9,823,194 shares issued and outstanding at September 30, 2019 and December 31, 2018	11,033	9,822
Additional paid-in capital	16,310,323	14,317,951
Accumulated deficit	(163,741,491)	(147,013,549)

Total Stockholders’ Equity (Deficit)	(147,420,135)	(132,685,776)

Total Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Equity (Deficit)	$10,789,852	$17,689,393

The accompanying notes to the consolidated financial statements are an integral part of these statements.

ENDGAME, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018 (UNAUDITED)

	September 30, 2019	September 30, 2018
Revenue	$19,044,127	$14,452,675
Cost of revenue	2,540,088	1,925,717

Gross Profit	16,504,039	12,526,958

Operating Expenses:
Research and development	16,065,763	14,296,964
Sales and marketing	10,443,480	7,918,071
General and administrative	6,310,261	4,874,072

Total Operating Expenses	32,819,504	27,089,108

Operating Loss	(16,315,465)	(14,562,150)

Other Income (Expense):
Interest income	29,579	46,397
Interest expense	(1,099,925)	(354,567)
Change in fair value of warrant liability	(228,204)	(78,884)
Other income (expense), net	(17,652)	3,321

Total Other Expense, Net	(1,316,202)	(383,733)

Net loss before income taxes	(17,631,667)	(14,945,883)
Income tax benefit (expense)	(1,176)	36,663

Net Loss	$(17,632,843)	$(14,909,220)

The accompanying notes to the consolidated financial statements are an integral part of these statements.

ENDGAME, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018 (UNAUDITED)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount
Balance, December 31, 2017	8,914,701	$8,914	$12,740,195	$(127,037,014)	$(114,287,905)
Exercise of stock options	855,346	854	512,826	—	513,680
Stock-based compensation	—	—	808,077	—	808,077
Net loss	—	—	—	(14,909,220)	(14,909,220)

Balance, September 30, 2018	9,770,047	$9,768	$14,061,098	$(141,946,234)	$(127,875,368)

Balance, December 31, 2018	9,823,194	$9,822	$14,317,951	$(147,013,549)	$(132,685,776)
Effect of adoption of ASC Topic 606, see Note 1	—	—	—	904,901	904,901
Exercise of stock options	770,035	770	627,837	—	628,607
Issuance of common stock with convertible notes	441,341	441	524,386	—	524,827
Stock-based compensation	—	—	840,149	—	840,149
Net loss	—	—	—	(17,632,843)	(17,632,843)

Balance, September 30, 2019	11,034,570	$11,033	$16,310,323	$(163,741,491)	$(147,420,135)

The accompanying notes to the consolidated financial statements are an integral part of these statements.

ENDGAME, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018 (UNAUDITED)

	September 30, 2019	September 30, 2018
Cash flows from operating activities:
Net loss	$(17,632,843)	$(14,909,220)
Adjustments to reconcile net loss to cash flows used in operating activities:
Depreciation	409,219	402,106
Gain on disposal of property and equipment	(600)	(4,800)
Stock-based compensation	840,149	808,077
Change in fair value of warrant liability	228,204	78,884
Provision for deferred taxes	1,176	(36,663)
Amortization of noncash interest	348,366	68,414
Changes in assets and liabilities:
Accounts receivable	1,665,016	5,339,992
Other assets	(624,342)	(223,316)
Accounts payable	(602,770)	90,527
Accrued expenses	968,053	(332,062)
Deferred revenue and customer deposit liability	(1,766,350)	(9,642,635)
Deferred rent	(97,655)	(88,224)

Net cash flows used in operating activities	(16,264,377)	(18,448,920)

Cash flows from investing activities:
Purchases of property and equipment	(361,527)	(328,248)
Proceeds from the sale of property and equipment	600	4,800
Proceeds from escrow related to sale of discontinued operations	1,700,000	1,555,394

Net cash flows from investing activities	1,339,073	1,231,946

Cash flows from financing activities:
Proceeds from exercise of common stock options	628,607	513,680
Payments on long-term debt	(1,566,667)	—
Proceeds from long-term debt	—	4,000,000
Proceeds from issuance of convertible notes payable	3,634,533	—
Proceeds from revolving line of credit	7,500,000	7,000,000
Payments of debt issuance costs	—	(20,261)

Net cash flows from financing activities	10,196,473	11,493,419

Net change in cash and cash equivalents	(4,728,831)	(5,723,555)
Beginning cash and cash equivalents	7,709,097	13,141,633

Ending cash and cash equivalents	$2,980,266	$7,418,078

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$976,119	$354,567

Supplemental disclosure of noncash financing activities:
Warrants issued in connection with financing	$—	$31,847

Common stock issued in connection with convertible notes	$524,827	$—

The accompanying notes to the consolidated financial statements are an integral part of these statements.

ENDGAME, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019 (UNAUDITED) AND DECEMBER 31, 2018 AND

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018 (UNAUDITED)

Note 1—Description of business and summary of significant accounting policies

Description of Business – Endgame, Inc. and subsidiaries (“Endgame”, the “Company”, or “we”) provide an endpoint protection platform that brings certainty to security with the most powerful scope of protections and most straightforward user experience, ensuring analysts of any skill level can stop targeted attacks before information damage or theft. Endgame unifies prevention, detection, and threat hunting to stop known and unknown attacker behaviors at scale with a single agent.

Principles of Consolidation – The accompanying consolidated financial statements reflect the activity of the Company and its wholly-owned subsidiaries (Endgame Systems, LLC and Onyxware Corporation). All intercompany transactions and accounts have been eliminated.

Use of Estimates – The preparation of the consolidated financial statements in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenue and expenses during the reporting period. Actual results may be materially different from those estimates.

Liabilities Related to Warrants to Purchase Redeemable Convertible Preferred Stock – The Company records certain redeemable convertible preferred stock warrants issued (see Note 10 for more detailed information) at fair value and recognizes the change in the fair value of such warrants as a gain or loss which is reported in the other income (expense) section in the consolidated statements of operations. In accordance with Accounting Standards Codification (“ASC”) Topic 480 – Distinguishing Liabilities from Equity, the Company reports the warrants recorded at fair value as liabilities because they contain certain provisions that may require the Company to ultimately transfer assets as the warrants are for preferred shares which may be redeemable at a future date (see Note 8 for more detailed information). At the end of each reporting period, management used the Black-Scholes Merton model to determine the fair value of liabilities related to particular outstanding warrants. The Company considered the use of a binomial model to value the warrants at each reporting period but noted due to the limited number of warrants issued and underlying fair value of the redeemable convertible preferred stock, differences in valuation between a binomial model and the Black-Scholes Merton model would be immaterial to the consolidated financial statements taken as a whole.

Revenue Recognition – The Company generates revenue from (1) the licensing and ongoing maintenance of software and (2) professional services. The Company recognizes revenue when its customer obtains control of promised goods or services or when a customer gains access to the promised goods in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. In determining the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements, the Company performs the following steps:

(i)	identification of the contract with a customer

The Company contracts with its customers through written contracts, as well as through order forms or purchase orders, which may be governed by master sales agreements. The Company determines that it has a contract with a customer when the contract has been signed or order form has been approved, each party’s rights regarding the products or services to be transferred can be identified, the payment terms for the services can be identified, the Company has determined the customer has the ability and intent to pay and the contract has commercial substance. The Company applies judgment in determining the customer’s ability and intent to pay, which is based on a variety of factors, including the customer’s historical payment experience or, in the case of a new customer, credit, reputation and financial or other information pertaining to the customer. At contract inception the Company evaluates whether two or more contracts should be combined and accounted for as a single contract and whether the combined or single contract includes more than one performance obligation. The Company has concluded that its contracts with customers do not contain warranties that give rise to a separate performance obligation.

ENDGAME, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019 (UNAUDITED) AND DECEMBER 31, 2018 AND

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018 (UNAUDITED)

Note 1—Description of business and summary of significant accounting policies (continued)

Certain of the Company’s contracts allow for termination at the customer’s convenience, or prepayments may be received on master sales agreements. In these cases, the Company does not consider a contract to exist past the term in which enforceable rights and obligations exist. Any related prepayments received related to these agreements are classified as a customer deposit liability in the consolidated balance sheets, and these amounts do not represent contract balances.

(ii)	determination of whether the promised goods or services are performance obligations

Performance obligations promised in a contract are identified based on the products and services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the products or services either on their own or together with other resources that are readily available from third parties or the Company, and are distinct in that the products and services are separately identifiable from other promises in the contract.

The Company’s licensing arrangements include both an obligation to provide access to proprietary features in its software, as well as an obligation to provide post-contract support, including support, maintenance, updates, and upgrades (“PCS”). These two obligations are distinct and accounted for as separate performance obligations. The Company’s subscription products provide access to hosted software as well as support, which the Company considers to be a single performance obligation.

Services oriented performance obligations relate to the provision of implementation, consulting, and training services. These services are distinct from other services and do not result in significant customization of the software.

(iii)	measurement of the transaction price

The Company measures the transaction price with reference to the standalone selling price (“SSP”) of the various performance obligations inherent within a contract. The SSP is determined based on the prices at which the Company separately sells these products, assuming the majority of these fall within a pricing range. In instances where SSP is not directly observable, such as when the Company does not sell the software license separately, the Company determines the SSP using information that may include market conditions and other observable inputs that can require significant judgment. There is typically more than one SSP for individual products and services due to the stratification of those products and services by quantity, the term of the subscription, sales channel and other circumstances. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. None of the Company’s contracts contains a significant financing component.

(iv)	allocation of the transaction price to the performance obligations

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. For contracts that contain multiple performance obligations, the Company allocates the transaction price to each performance obligation based on a relative SSP. If one of the performance obligations is outside of the SSP range, the Company allocates SSP considering the midpoint of the range. The Company also considers if there are any additional material rights inherent in a contract, and if so, the Company allocates a portion of the transaction price to such rights based on SSP.

ENDGAME, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019 (UNAUDITED) AND DECEMBER 31, 2018 AND

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018 (UNAUDITED)

Note 1—Description of business and summary of significant accounting policies (continued)

(v)	recognition of revenue when the Company satisfies each performance obligation

Revenue is recognized at the time the related performance obligation is satisfied by transferring the promised product or service to the customer. The Company’s licensing arrangements include both upfront revenue recognition when the license is delivered, as well as revenue recognized ratably over the contract period for PCS based on the stand-ready nature of these elements. Revenue on the Company’s hosted product is recognized ratably over the contract period when the Company satisfies the performance obligation.

Consulting services are time-based arrangements and revenue is recognized as these services are performed. Revenue from training services is recognized on the dates these services are complete.

Cost of Revenue – Cost of revenue generally consists of the cost of hosting fees, and cost of labor associated with professional services along with depreciation and allocated overhead.

Research and Development – Research and development costs are expensed as incurred and consist primarily of personnel costs, including salaries, bonuses and benefits, and stock-based compensation. Research and development costs also include depreciation and allocated overhead.

Advertising – Advertising costs are expensed as incurred. Advertising expense totaled $801,311 and $750,636 for the nine months ended September 30, 2019 and 2018, respectively.

Fair Value of Assets and Liabilities – The Company follows the relevant U.S. GAAP guidance regarding the determination and measurement of the fair value of assets/liabilities in which fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction valuation hierarchy, which requires an entity to maximize the use of observable inputs when measuring fair value. The guidance describes the following three levels of inputs that may be used in the methodology to measure fair value:

•	Level 1 – Quoted prices available in active markets for identical investments as of the reporting date;

•	Level 2 – Inputs other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date; and

•

Level 3 – Unobservable inputs, which are to be used in situations where there is little or no market activity for the asset or liability and wherein the reporting entity makes estimates and assumptions related to the pricing of the asset or liability including assumptions regarding risk.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The estimated fair values of cash, accounts receivable, accounts payable, accrued expenses, deferred revenue, and customer deposit liability and debt approximate their carrying values due to their short maturity periods. The Company accounts for its financial assets and liabilities at fair value regularly. The Company evaluates the fair value of its nonfinancial assets and liabilities on a nonrecurring basis.

Cash and Cash Equivalents – The Company considers all highly liquid instruments purchased with an original maturity of three months or less when purchased to be cash equivalents. The Company places its cash and cash equivalents on deposit with financial institutions in the United States. The Federal Deposit Insurance Corporation covers $250,000 for substantially all depository accounts. The Company from time to time may have amounts on deposit over the insured limits. As of September 30, 2019 and December 31, 2018, the Company had $2,715,622 and $7,694,076, respectively, which exceeded these insured amounts.

ENDGAME, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019 (UNAUDITED) AND DECEMBER 31, 2018 AND

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018 (UNAUDITED)

Note 1—Description of business and summary of significant accounting policies (continued)

Accounts Receivable – No allowance for bad debts has been established. Bad debts are recognized when accounts receivables are deemed uncollectible, and management considers all current receivables fully collectible.

Property and Equipment – Property and equipment are recorded at cost. Additions and major improvements are capitalized, while routine maintenance and repairs are charged to expense as incurred. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives.

Indefinite Lived Assets – Trademarks were initially measured based on their fair values. Trademarks are not amortized but instead tested for impairment annually or whenever circumstances indicate that a possible impairment might exist. The carrying amount of identified indefinite lived intangible assets was $517,000 at September 30, 2019, and December 31, 2018.

Management has assessed qualitative factors to determine whether it is more likely than not that the fair value of trademarks is less than the carrying amount. The result of the management’s assessment was sufficient to determine that the fair value exceed their carrying value. Qualitative factors assessed include macroeconomic conditions; access to capital; industry and market considerations; the overall competitive environment; the market for an entity’s products or services; regulatory or political developments; cost factors such as labor or other costs that have an effect on earnings and cash flows; overall financial performance such as cash flows or fluctuations in revenue or earnings compared with actual and projected results of relevant prior periods; changes in management, key personnel, strategy, or customers; events affecting a reporting unit such as a change in the composition or carrying amount of its net assets; and any sustained change in the Company’s share price.

Long-Lived Assets – The Company reviews long-lived assets, such as property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Stock-Based Compensation – The Company accounts for its stock-based compensation arrangements at fair value. Fair value of each option grant is estimated on the date of grant using the Black-Scholes-Merton Model. The calculated fair value is recognized as expense over the requisite service period, net of estimated forfeitures, using the straight-line method.

Income Taxes – The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is created for deferred tax assets unless it is considered more likely than not that deferred tax assets will be realized.

Management has evaluated all other tax positions that could have a significant effect on the consolidated financial statements and determined the Company had no uncertain income tax positions at September 30, 2019, or December 31, 2018.

ENDGAME, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019 (UNAUDITED) AND DECEMBER 31, 2018 AND

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018 (UNAUDITED)

Note 1—Description of business and summary of significant accounting policies (continued)

New Accounting Pronouncements – In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. This standard also includes expanded disclosure requirements that result in an entity providing users of financial statements with comprehensive information about the nature, amount and timing, and uncertainty of revenue and cash flows arising from the entity’s contracts with customers.

On January 1, 2019, the Company adopted ASU 2014-09, Revenue from Contracts with Customers, and all subsequent amendments using the modified retrospective method. The initial application was applied to all contracts that were not completed as of January 1, 2019. The Company recognized the cumulative effect of initially applying the new revenue standard as an adjustment to decrease the opening balance of accumulated deficit of approximately $905,000. This impact was principally driven by the acceleration of certain license revenue and the capitalization of contract acquisition costs. Other significant impacts include reclassification of certain balances on the consolidated balance sheet to conform to the requirements regarding classification of contract related balances.

The Company has not retrospectively adjusted the information for the prior periods reported herein, which information is reported under the accounting standards in effect for that period. The following tables present the impact of adopting the ASU 2014-09 on the Company’s consolidated financial statements.

	Nine Months Ended September 30, 2019
	Amounts without Adoption of ASC 606	Impact of Adoption	As Reported
Consolidated Statement of Operations
Revenue	$17,879,756	$1,164,371	$19,044,127
Sales and marketing	11,544,529	(1,101,049)	10,443,480
Total operating expenses	33,920,553	(1,101,049)	32,819,504
Operating loss	(18,580,885)	2,265,420	(16,315,465)
Net loss	(19,898,263)	2,265,420	(17,632,843)

	September 30, 2019
	Amounts without Adoption of ASC 606	Impact of Adoption	As Reported
Consolidated Balance Sheet
Other current assets	$1,627,438	$(671,568)	$955,870
Other assets	58,110	2,394,440	2,452,550
Deferred revenue	12,237,432	(6,320,925)	5,916,507
Customer deposit liability	—	4,873,476	4,873,476
Long-term deferred revenue	4,213,517	(85,091)	4,128,426
Long-term customer deposit liability	13,472,602	85,091	13,557,693
Accumulated deficit	(166,911,812)	3,170,321	(163,741,491)

ENDGAME, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019 (UNAUDITED) AND DECEMBER 31, 2018 AND

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018 (UNAUDITED)

Note 1—Description of business and summary of significant accounting policies (continued)

The adoption of the standard did not impact net cash flows from operating, investing, or financing activities in the consolidated statement of cash flows.

In February 2016, the FASB issued ASU 2016-02, Leases. The standard requires all leases with lease terms over 12 months to be capitalized as a right-of-use asset and lease liability on the balance sheet at the date of lease commencement. Leases will be classified as either a finance or operating lease. The distinction will be relevant for the pattern of expense recognition in the income statement. Unless delayed, this standard will be effective for the calendar year ending December 31, 2020. The Company is currently in the process of evaluating the impact of adoption of this ASU on the consolidated financial statements. See Note 5 for the Company’s operating leases.

In August 2018, the FASB issued ASU 2018-15, Intangibles – Goodwill and Other – Internal-Use Software, which align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The accounting for the service element of a hosting arrangement that is a service contract is not affected by the amendments in this ASU. The new guidance becomes effective for the Company for the year ending December 31, 2021, though early adoption is permitted. The Company is currently evaluating the potential impact of this ASU on its consolidated financial statements.

Note 2—Operations

During the nine months ended September 30, 2019 and 2018, the Company recognized revenue in the amounts of $19,044,127 and $14,452,675, respectively. During the nine months ended September 30, 2019 and 2018, the Company incurred net losses of $17,632,843 and $14,909,220, respectively, and had negative cash used in operating activities of $16,264,377 and $18,448,920, respectively. As of September 30, 2019 and December 31, 2018, the Company had negative working capital of $15,120,310 and $2,782,688, respectively, and an accumulated deficit of $163,741,491 and $147,013,549, respectively. Additional funding from current or prospective investors would be necessary to meet the funding needs of the Company until it produces sustainable positive cash flows. On June 5, 2019, pursuant to the terms of a Merger Agreement, it was announced that Elastic N.V. would acquire Endgame for a total purchase price of $234 million, subject to customary adjustments. See Notes 17 and 18 to the consolidated financial statements for further discussion.

The Company has been economically dependent on a relatively small number of customers with whom it has entered into long-term contracts. The Company generally does not require collateral from its customers. For the nine months ended September 30, 2019, 60% of the Company’s revenues were derived from two customers, and for the nine months ended September 30, 2018, 80% of the Company’s revenues were derived from two customers. At September 30, 2019, two customers accounted for 43% of trade accounts receivable and on December 31, 2018, two customers accounted for 79% of trade accounts receivable.

ENDGAME, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019 (UNAUDITED) AND DECEMBER 31, 2018 AND

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018 (UNAUDITED)

Note 3—Property and equipment

Property and equipment consist of the following:

	Useful Lives	September 30, 2019	December 31, 2018
Computer equipment	3 years	$2,910,293	$2,749,526
Furniture and fixtures	5 years	612,893	457,067
Leasehold improvements	Lesser of life or lease term	1,092,311	1,085,631
Software	3 years	155,711	151,465
Website domain purchase	Indefinite	114,620	114,620

Property and equipment, gross		4,885,828	4,558,309
Accumulated depreciation		(3,892,784)	(3,517,573)

Property and equipment, net		$993,044	$1,040,736

Depreciation expense for the nine months ended September 30, 2019 and 2018 totaled $409,219 and $402,106, respectively.

Note 4—Related party transactions

During 2014, the Company began leasing space in an office in Atlanta, Georgia on a month-to-month basis from a director of the Company. Rent incurred and paid to this related party was $74,775 and $70,328 for the nine months ended September 30, 2019 and 2018, respectively.

Note 5—Commitments and contingencies

Operating Leases – For the nine months ended September 30, 2019, the Company leased office space in Virginia and California under various operating lease arrangements that have expiration dates ranging from May 2021 through March 2022. The lease agreements include instances of rent abatement and escalating rental payments over the lease term. The Company expenses rent on a straight-line basis over the lease term, which commenced on the date the Company has the right to control the property. The cumulative expense recognized on a straight-line basis in excess of cumulative payments is included in deferred rent in the accompanying consolidated balance sheets. Incentives granted under the Company’s facility leases, including allowances to fund leasehold improvements, are deferred and are recognized as adjustments to rent expense on a straight-line basis over the term of the lease.

The future minimum payments required under the operating leases are as follows:

October 1, 2019 - December 31, 2019	$301,409
January 1, 2020 - December 31, 2020	1,227,112
January 1, 2021 - December 31, 2021	1,012,522
January 1, 2022 - December 31, 2022	211,578

$2,752,621

Rental expense totaled $868,047 and $824,683 for the nine months ended September 30, 2019 and 2018, respectively.

ENDGAME, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019 (UNAUDITED) AND DECEMBER 31, 2018 AND

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018 (UNAUDITED)

Note 6—Debt

Term Loans – On September 16, 2015, the Company entered into a 36-month term loan with a commercial bank (the “Lender”) totaling $3,000,000 and bearing interest at a rate equal to 1.75% above the prime rate payable monthly beginning in October 2015 (the “Bridge Bank Loan”). The proceeds were used to pay off the remaining outstanding balance of a previous term loan obtained in January 2013.

On June 1, 2017, the Company amended the Bridge Bank Loan to increase the credit facility from $3,000,000 to $7,000,000. The amended loan bears interest at a rate equal to 1.50% above the prime rate. (6.50% and 7.00% at September 30, 2019 and December 31, 2018, respectively). The $3,000,000 first tranche of the term loan is payable in 30 equal installments of principal, plus all accrued and unpaid interest beginning in January 2019.

On March 15, 2018, the Company drew the Second Tranche of the Bridge Bank Loan in the amount of $4,000,000. The Second Tranche Term II Loan is payable in 36 equal monthly installments of principal plus all accrued and unpaid interest beginning March 2019. The proceeds were used by the Company to fund operations. The obligations of the Company under the Term Loan Agreement and the other term loan documents are secured by liens on and security interests in substantially all of the assets of the Company.

Revolving Line of Credit – In conjunction with the 36-month term loan with the Lender on September 16, 2015, the Company obtained a revolving line credit extension of up to $8,000,000. This revolving credit extension was increased to $15,000,000 on August 16, 2018, and bears interest at a rate equal to 0.50% above the prime rate (5.5% and 6.00% at September 30, 2019 and December 31, 2018, respectively). The Company may request advances in an amount that may not exceed at any time contractual monthly recurring revenue for the trailing five months multiplied by the monthly retention rate (monthly recurring revenue for the trailing five months divided by monthly recurring revenue for the trailing 12 months) less the principal amount of any outstanding advances. Therefore, credit available under the revolving line of credit may be less than the specified amount. The maturity date of this revolver is on June 1, 2021. On June 28, 2019, the line of credit agreement with the Lender was amended to expand the line of credit limit by adjusting the borrowing availability calculation basis from five-month trailing Monthly Recurring Revenue (“MRR”) to nine-month trailing MRR through September 30, 2019, after which, the borrowing availability calculation will revert to five-month trailing MRR. The amendment includes a fee to be paid to the Lender, instead of warrants, in the amount of $300,000 if the Company is sold to a strategic or financial investor. The fee in lieu of warrants has not been accrued for as of September 30, 2019 due to the events that would trigger the amounts being owed to the Lender not yet occurring. The outstanding balance on the revolving line of credit as of September 30, 2019, and December 31, 2018 was $14,500,000 and $7,000,000, respectively. The total availability on the revolving line of credit as of September 30, 2019 and December 31, 2018 was approximately $500,000 and $1,548,000, respectively.

Convertible Notes Payable – On April 30, 2019, the Company entered into a note and common stock purchase agreement to sell convertible notes and common stock in an amount not to exceed $8,000,000. The Company received approximately $3,634,533 through the issuance of convertible notes and 441,341 shares of common stock. The convertible notes payable accrue interest at 6% per annum. The principal, together with all accrued and unpaid interest, is due and payable in full upon request of the holders of a majority of the outstanding principal amount of the convertible notes (“Majority Holders”) on or after the maturity date which is 12 months from the date the convertible notes were issued. The Company may not prepay the convertible notes prior to the maturity date without the consent of the Majority Holders.

ENDGAME, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019 (UNAUDITED) AND DECEMBER 31, 2018 AND

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018 (UNAUDITED)

Note 6—Debt (continued)

As the convertible notes payable issued include common stock issued, U.S. GAAP requires the proceeds from the sale of debt instruments with a separate equity instrument be allocated to the two elements based upon the relative fair values of the debt instrument without the common stock and of the common stock itself at the time of issuance. The portion of the proceeds allocated to the common stock shall be accounted for within stockholders’ equity (as common stock par value and additional paid-in capital) and recorded as a debt discount and be charged to interest expense over the life of the convertible notes. The remainder of the proceeds shall be allocated to the debt instrument portion of the transaction. Also, any embedded conversion features present in the convertible instrument shall be recognized separately at issuance by allocating a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in-capital. The convertible notes payable issued include the following conversion and repayment terms:

(a)

Conversion upon a Qualified Financing: In the event that the Company issues and sells shares of its equity securities to investors on or before the maturity date in an equity financing with total proceeds to the Company of not less than $20,000,000, then the outstanding principal amount of the convertible notes and any unpaid accrued interest shall automatically convert into equity securities sold in the Qualified Financing multiplied by 0.75.

(b)

Maturity Date Conversion: In the event that the convertible notes remain outstanding on the maturity date, then the outstanding principal balance of the convertible notes and any unpaid accrued interest shall upon the election of the Majority Holders given prior to the maturity date, convert as of the maturity date into shares of the Company’s Series C redeemable convertible preferred stock at a conversion price of $4.4479 per share which represents the original issuance price and on the same terms of the original Series C Preferred Stock Purchase Agreement.

(c)

Change of Control: If the Company consummates a change of control, as defined by the convertible note agreement, while the convertible notes are outstanding, the Company shall repay the convertible notes in cash in an amount equal to (i) the outstanding principal amount of the convertible notes plus any unpaid accrued interest, plus (ii) a repayment premium equal to 100% of the sum of the outstanding principal amount of the convertible notes plus any unpaid accrued interest.

The conversion and repayment features described above include changes to the conversion and repayment terms that would only be triggered by future events not controlled by the Company and are considered contingent conversion and repayment options at September 30, 2019 and as a result the intrinsic value of such conversion and repayment options shall not be recognized until and unless the triggering event occurs.

The fair value of the common stock issued in connection with the convertible notes payable was determined to be $1.39 per share and had a relative fair value of $524,827 which was recorded as a debt discount to the convertible notes payable and to stockholders’ equity (as common stock par value and additional paid-in capital), and which will be amortized to interest expense over the expected term of the related convertible notes payable which was determined to be 12 months.

ENDGAME, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019 (UNAUDITED) AND DECEMBER 31, 2018 AND

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018 (UNAUDITED)

Note 6—Debt (continued)

Future principal payment obligations on total outstanding debt as of September 30, 2019 are as follows:

October 1, 2019 - December 31, 2019	$633,333
January 1, 2020 - December 31, 2020	6,258,722
January 1, 2021 - December 31, 2021	16,433,333
January 1, 2022 - December 31, 2022	333,335

Total maturities	23,658,723
Less note discount and debt issuance costs	(392,634)

Total outstanding debt	$23,266,089

Note 7—Revenue, deferred contract balances, and customer deposit liability

Disaggregation of Revenue – The following table presents revenue by category for the nine months ended September 30, 2019:

	Amount	% of Total Revenue
License	$1,696,677	9%
Subscription and services	17,347,450	91%

Total revenue	$19,044,127	100%

Remaining Performance Obligations – As of September 30, 2019, the Company had $10.0 million of remaining performance obligations, which is comprised of subscription and services revenue not yet delivered. As of September 30, 2019, the Company expects to recognize approximately 83% of its remaining performance obligations as revenue over the next 24 months and the remainder thereafter.

Contract Balances – The timing of revenue recognition may differ from the timing of invoicing to customers. For annual contracts, the Company typically invoices customers at the time of entering into the contract. For multi-year agreements, the Company generally invoices customers either when entering into the contract or on an annual basis before each anniversary of the contract start date. Occasionally, customers are invoiced on a monthly basis.

Contract liabilities consist of deferred revenue which is recognized over the contractual period. Deferred revenue includes amounts collected or billed in excess of recognizable revenue. The current portion of deferred revenue represents the amounts that are expected to be recognized as revenue within one year of the consolidated balance sheet date. During the nine months ended September 30, 2019, the Company recognized approximately $10.7 million of revenue pertaining to amounts that were deferred as of December 31, 2018. The Company had approximately $2,832,369 and $4,438,079 of deferred revenue as of September 30, 2019 and December 31, 2018, respectively, included in accounts receivable.

ENDGAME, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019 (UNAUDITED) AND DECEMBER 31, 2018 AND

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018 (UNAUDITED)

Note 7—Revenue, deferred contract balances, and customer deposit liability (continued)

Pursuant to an asset purchase agreement, dated January 9, 2017, the Company sold prepaid Endgame Licenses and Endgame Support Services for $17,500,000 to Accenture Federal Services, LLC (“AFS”), an affiliate of one of the Company’s significant investors. The prepayment became due upon execution of the Asset Purchase Agreement with AFS and is nonrefundable. The buyer has 52 months from the date of execution of the asset purchase agreement to apply the fee to software and service purchases. After that date, the prepayment expires. As of September 30, 2019 and December 31, 2018, $13,447,101 and $16,878,540, respectively, are included in noncurrent customer deposit liability within the accompanying consolidated balance sheets.

Furthermore, certain of the Company’s contracts allow for termination at the customer’s convenience, or prepayments may be received on master sales agreements. In these cases, the Company does not consider a contract to exist past the term in which enforceable rights and obligations exist. Any related prepayments received related to these agreements were reclassified from deferred revenue to a customer deposit liability in the consolidated balance sheets upon adoption of ASU 2014-09, Revenue from Contracts with Customers, as these amounts do not represent contract balances.

Deferred Contract Acquisition Costs – The Company defers contract acquisition costs that are recoverable and incremental to obtaining customer sales contracts. Contract acquisition costs, which primarily consist of sales commissions, are amortized on a systematic basis that is consistent with the transfer to the customer of the goods or services to which the asset relates. Sales commissions paid for initial contracts are generally not commensurate with the commissions paid for renewal contracts, given the substantive difference in commission rates in proportion to their respective contract values. Sales commissions for initial contracts that are not commensurate are amortized over a benefit period of five years, consistent with the revenue recognition pattern of the performance obligations in the related contracts including expected renewals. The benefit period is determined by taking into consideration contract length, technology life, and other quantitative and qualitative factors. The expected renewals are estimated based on historical renewal trends. Sales commissions for initial contracts that are commensurate and sales commissions for renewal contracts are amortized over the related contractual period in proportion to the revenue recognized. The Company has elected the practical expedient to recognize contract acquisition costs as an expense when incurred if the amortization period would be one year or less.

Deferred contract acquisition costs of approximately $2.4 million are included in other assets in the consolidated balance sheet at September 30, 2019. The amortization of deferred contract acquisition costs is included in sales and marketing expense in the consolidated statements of operations. The Company recognized amortization expense for the deferred contract acquisition costs of approximately $519 thousand during the nine months ended September 30, 2019.

The Company periodically reviews the carrying amount of deferred contract acquisition costs to determine whether events or changes in circumstances have occurred that could impact the period of benefit of these deferred costs. The Company did not recognize any impairment losses on the deferred contract acquisition costs during the nine months ended September 30, 2019.

ENDGAME, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019 (UNAUDITED) AND DECEMBER 31, 2018 AND

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018 (UNAUDITED)

Note 8—Redeemable convertible preferred stock

At September 30, 2019, the Company is authorized to issue 45,200,040 shares of redeemable convertible preferred stock having a par value of $0.001 per share. Of the total redeemable convertible preferred stock authorized for issuance, 389,656 authorized shares are designated as Series A redeemable convertible preferred stock (“Series A”), 17,121,265 authorized shares are designated as Series A-1 redeemable convertible preferred stock (“Series A-1”), 2,361,553 authorized shares are designated as Series A-2 redeemable convertible preferred stock (“Series A-2”), 14,301,719 authorized shares are designated as Series B redeemable convertible preferred stock (“Series B”), 7,868,882 authorized shares are designated as Series C redeemable convertible preferred stock (“Series C”), and 3,156,965 authorized shares are designated as Series D redeemable convertible preferred stock (“Series D”).

Dividends – Each holder of Series D, Series C, Series B, Series A, Series A-1, and Series A-2 redeemable convertible preferred stock shall be entitled to noncumulative cash dividends at a rate of 6% per annum on the original issue price of each series only when, as, and if declared by the Board of Directors of the Company. There have been no dividends declared or accrued since the inception of the Company.

Liquidation Treatment – In the event of a liquidation, dissolution, or winding up of the corporation (including a deemed liquidation event as defined in the Amended and Restated Certificate of Incorporation), the holders of Series C and D redeemable convertible preferred stock shall be entitled to a liquidation preference (which shall be paid on a pro rata basis among the Series C and Series D) equal to the original purchase price of each share plus declared but unpaid dividends, prior to and in preference to the holders of the Series B, Series A, Series A-1, Series A-2, and common stock; the holders of Series B redeemable convertible preferred stock shall be entitled to a liquidation preference equal to the original purchase price of each share plus declared but unpaid dividends, prior to and in preference to the holders of the Series A, Series A-1, Series A-2, and common stock; and the holders of the Series A, Series A-1, Series A-2 redeemable convertible preferred stock shall be entitled to a liquidation preference which shall be paid on a pro rata basis among the Series A, Series A-1, and Series A-2 equal to the original purchase price of each share plus declared but unpaid dividends, prior to and in preference to the holders of the common stock. Following payment of the applicable liquidation preferences, the remaining proceeds shall be distributed ratably to the holders of common stock, Series A, Series A-1, and Series A-2, Series B, Series C and Series D on an as-if-converted to common stock basis; provided, that the Series C and Series D shall not be entitled to any further proceeds once the holders have received an amount equal to 1.5 times the original purchase price of each share under a Participation Cap.

Voting Rights – Each holder of shares of the redeemable convertible preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which such shares of redeemable convertible preferred stock could be converted. Any shares of redeemable convertible preferred stock may be converted at any time into fully paid non-assessable shares of common stock. The redeemable convertible preferred stock is convertible into common stock at the holder’s option and will automatically convert upon a qualified initial public offering of the Company as defined in the Amended and Restated Certificate of Incorporation or at the election of the holders of at least 66 and 2/3% of the outstanding redeemable convertible preferred stock (voting together as a single class on an as-converted to common stock basis).

Conversion Rights – The holders of the redeemable convertible preferred stock have the option to convert their shares at any time into fully paid and nonassesable shares of common stock. The number of shares of common stock would convert at a rate consistent with the original issue price of the redeemable convertible preferred stock which may be adjusted from time to time for stock splits, combinations, common stock dividends and distributions, exchanges, substitution, reorganizations, mergers, and consolidations or sale of shares below the original issue price, as defined by the Company’s Amended and Restated Certificate of Incorporation.

ENDGAME, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019 (UNAUDITED) AND DECEMBER 31, 2018 AND

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018 (UNAUDITED)

Note 8—Redeemable convertible preferred stock (continued)

Automatic conversion to common stock would be triggered by an affirmative election of the holders of at least 66 and 2/3% of the outstanding redeemable convertible preferred stock or immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 covering the offer and sale of common stock of the Company in which (i) the per share price is at least three time the original issue price of Series B redeemable convertible preferred stock and (ii) the gross cash proceeds to the Company are at least $60,000,000.

Redemption – The Series D, Series C, Series B, Series A, Series A-1, and Series A-2 shares are redeemable at the option of the holders, based on terms defined in the Amended and Restated Certificate of Incorporation, in two annual installments beginning on or after February 29, 2021 and ending one year from the first redemption date. The preferred shares may be redeemed if the holders of at least 66 and 2/3% of the outstanding shares vote and trigger such a redemption.

The redemption amount would equal to the greater of the sum of the applicable original issue price per share plus all declared but unpaid dividends with respect to such shares and the fair market value per share of redeemable convertible preferred stock, as determined by the Board. The first annual installment date is February 29, 2021. The redeemable convertible preferred stock has not been adjusted to a redemption fair value amount as it is not probable that the required majority vote will occur. As a result, the redeemable convertible preferred stock is recorded at an amount equal to its original issue price less certain equity issuance costs incurred in the issuance of the redeemable convertible preferred stock. The equity issuance costs are not accreted due to the carrying amount of the temporary equity not being accreted to a particular redemption amount.

There were no issuances or changes in redeemable convertible preferred stock during the nine months ended September 30, 2019 or 2018.

Note 9—Common stock

At September 30, 2019, the Company is authorized to issue 75,000,000 shares of common stock having a par value of $0.001 per share. The number of authorized shares of common stock may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote. No dividends have been declared or paid to common stockholders since the inception of the Company. Refer to Note 8 for liquidation treatment as it relates to common stock.

Note 10—Liabilities related to warrants to purchase redeemable convertible preferred stock

As of September 30, 2019, the Company has issued 389,656 warrants for Series A redeemable convertible preferred stock with an exercise price of $1.6938 per share. Of the total warrants for Series A redeemable convertible preferred stock, 59,039 warrants were issued on February 3, 2011 and 330,617 warrants were issued on January 17, 2013. There is no vesting period and the warrants expire 10 years from the issuance date.

As of September 30, 2019, the Company has issued 49,479 warrants for Series C redeemable convertible preferred stock with an exercise price of $4.4479 per share. Of the total warrants for Series C redeemable convertible preferred stock, 26,979 warrants were issued on September 14, 2015 and 22,500 warrants were issued on September 16, 2015. There is no vesting period and the warrants expire in 10 years from the issuance date.

ENDGAME, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019 (UNAUDITED) AND DECEMBER 31, 2018 AND

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018 (UNAUDITED)

Note 10—Liabilities related to warrants to purchase redeemable convertible preferred stock (continued)

As of September 30, 2019, the Company has issued 34,726 warrants for Series D redeemable convertible preferred stock with an exercise price of $6.3352 per share. Of the total warrants for Series D redeemable convertible preferred stock, 23,677 warrants were issued on February 16, 2017, 4,735 warrants were issued on June 1, 2017, and 6,314 warrants were issued on March 15, 2018. There is no vesting period, and the warrants expire in 10 years from the issuance date.

As noted in Note 1, at the end of each reporting period, management used the Black-Scholes-Merton model to determine the fair value of liabilities related to certain outstanding warrants. We considered the use of a binomial model to value the warrants at each reporting period but noted due to the limited number of warrants issued and underlying fair value of the redeemable convertible preferred stock, differences in valuation between a binomial model and the Black-Scholes-Merton model would be immaterial to the consolidated financial statements taken as a whole.

The following tables present the quantitative inputs, which are classified in Level 3 of the fair value hierarchy, used in estimating the fair value of the warrants:

Series A Warrants	September 30, 2019	December 31, 2018
Risk-free interest rate	2.22% - 2.27%	2.48% - 2.49%
Expected life in years	1.59 - 3.54	2.09 - 4.04
Expected volatility	75%	75%
Fair value of stock price	$3.70	$3.09

Series C Warrants	September 30, 2019	December 31, 2018
Risk-free interest rate	2.31%	2.59%
Expected life in years	6.21	6.71
Expected volatility	75%	75%
Fair value of stock price	$5.95	$5.29

Series D Warrants	September 30, 2019	December 31, 2018
Risk-free interest rate	2.31% - 2.36%	2.64% - 2.69%
Expected life in years	7.63 - 8.66	8.13 - 9.16
Expected volatility	75%	75%
Fair value of stock price	$7.90	$7.08

ENDGAME, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019 (UNAUDITED) AND DECEMBER 31, 2018 AND

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018 (UNAUDITED)

Note 10—Liabilities related to warrants to purchase redeemable convertible preferred stock (continued)

The estimate of expected volatility and the stock price tend to have the most significant impact on the estimated fair value of the outstanding warrants. If five percentage points were added or subtracted to the estimate of expected volatility or the stock price, the estimates of fair value would change approximately as follows for the nine months ended September 30, 2019:

	Increase	Decrease
Change in volatility:
Series A Warrants	$22,904	$20,249
Series C Warrants	$7,090	$7,721
Series D Warrants	$6,801	$7,360
Change in stock price:
Series A Warrants	$66,925	$63,727
Series C Warrants	$12,855	$13,002
Series D Warrants	$12,250	$12,245

The following table presents the change in the liability balance associated with the liability-classified warrants for the nine months ended September 30:

Balance at beginning of period	$1,197,430	$1,086,699
Granted	—	31,847
Increase in fair value	228,204	78,884

Balance at end of period	$1,425,634	$1,197,430

Note 11—Stock incentive plan

The Amended and Restated 2010 Stock Incentive Plan, as amended (“2010 Plan”) is a Board-approved plan. Under the 2010 Plan, 21,141,942 shares of the Company’s authorized but unissued common stock have been reserved for issuance under the 2010 Plan, and the Company shall have the power and authority to grant options to acquire common stock, restricted stock awards, restricted stock units, and stock appreciation rights. Share awards generally vest at 25% of the shares on the one year anniversary following the vesting commencement date, with the remaining 75% vesting in equal monthly installments over the next three years, unless otherwise specified.

The Company estimates volatility based on a comparable market index and has calculated the historical volatility for the index for a period that corresponds to the expected term of the option. The expected term is calculated based on the estimated time for which the option will be held by the awardee. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

ENDGAME, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019 (UNAUDITED) AND DECEMBER 31, 2018 AND

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018 (UNAUDITED)

Note 11—Stock incentive plan (continued)

For the nine months ended September 30, 2019 and 2018, the Company recognized stock-based compensation as follows:

Cost of revenue	$33,234	$30,759
Research and development	319,845	292,765
Sales and marketing	158,032	125,503
General and administrative	329,038	359,050

	$840,149	$808,077

The assumptions used to calculate fair value of stock options granted for the nine months ended September 30, 2019 and 2018 are as follows:

	2019	2018
Fair value of common stock	$1.23 - $1.39	$1.10 - $1.23
Exercise price	$1.23 - $1.39	$1.10 - $1.23
Expected dividend yield	0.00%	0.00%
Risk-free interest rate	2.34% - 2.57%	2.47% - 2.94%
Expected life in years	5.88 - 6.10	5.77 - 6.12
Expected volatility	44.8% - 50.90%	44.28% - 45.05%

The following represents a summary of the Company’s stock option activity and related information for the nine months ended September 30, 2019:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding—January 1, 2019	15,378,508	$0.76	6.0	$7,227,899
Granted	1,125,027	1.25
Cancelled (forfeited)	(280,633)	1.17
Expired	(141,199)	0.98
Exercised	(770,035)	0.81

Outstanding, September 30, 2019	15,311,668	$0.79	5.8	$9,261,645

Exercisable, September 30, 2019	11,712,471	$0.67	4.8	$8,432,979

ENDGAME, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019 (UNAUDITED) AND DECEMBER 31, 2018 AND

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018 (UNAUDITED)

Note 11—Stock incentive plan (continued)

A summary of non-vested options and changes for the nine months ended September 30, 2019 is as follows:

	Shares	Weighted Average Grant Date Fair Value
Non-vested—January 1, 2019	4,372,272	$0.54
Granted	1,125,027	0.58
Vested	(1,476,270)	0.54
Cancelled (forfeited)	(280,633)	0.56
Expired	(141,199)	0.57

Non-vested—September 30, 2019	3,599,197	$0.59

As of September 30, 2019, there were 460,045 options available for grant, and there was $2,130,172 of total unrecognized compensation cost related to stock option arrangements granted under the Plan. That cost is expected to be recognized over a weighted average period of 1.1 years.

Note 12—Income taxes

The Company’s effective tax rate (“ETR”) was approximately 0.0% for the nine months ended September 30, 2019 and 2018. The nine months ETR has not significantly differed from the Company’s historical annual ETR is because the Company continues to maintain a full valuation allowance.

Note 13—Employee benefit plan

The Company has a retirement savings 401(k) plan covering all employees who are at least 21 years of age. The Company matches employees’ contributions based on 100% of the first 3% of participant salary deferred and 50% of the next 2% of participant salary deferred. The Company’s expense for the plan was $707,663 and $582,887 for the nine months ended September 30, 2019 and 2018, respectively.

Note 14—Accrued expenses

Accrued expenses at September 30, 2019 and December 31, 2018 consisted of the following:

	September 30, 2019	December 31, 2018
Accrued operating expenses	$1,809,808	$899,066
Accrued bonus and other compensation	2,268,336	2,181,493
Other current liabilities	7,853	37,385

	$4,085,997	$3,117,944

ENDGAME, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019 (UNAUDITED) AND DECEMBER 31, 2018 AND

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018 (UNAUDITED)

Note 15—Other current assets

Other current assets at September 30, 2019 and December 31, 2018 consisted of the following:

	September 30, 2019	December 31, 2018
Prepaid operating expenses	$916,453	$1,215,961
Prepaid compensation	4,417	62,083
Prepaid commissions and reseller fees	—	791,101
Other current assets	35,000	35,000

	$955,870	$2,104,145

Note 16—Other assets

Other assets at September 30, 2019, and December 31, 2018 consisted of the following:

	September 30, 2019	December 31, 2018
Deferred contract acquisition costs	$2,394,440	$—
Security deposits	58,110	62,277

	$2,452,550	$62,277

Note 17—Merger agreement

On June 5, 2019, Elastic N.V., a Dutch public limited liability company (“Elastic”), Avengers Acquisition Corp., a Delaware corporation and direct wholly-owned subsidiary of Elastic (“Merger Sub”), Endgame , and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the security holders of Endgame (the “Securityholder Representative”), entered into an Agreement and Plan of Reorganization (the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, Merger Sub will merge with and into Endgame (the “Merger”) whereupon the separate corporate existence of Merger Sub shall cease and Endgame shall continue as the surviving corporation of the Merger as a direct wholly-owned subsidiary of Elastic.

Under the terms of the Merger Agreement, Elastic will acquire Endgame for a total purchase price of $234 million, subject to customary adjustments, including the establishment of an indemnity escrow fund. Elastic will pay the purchase price through (i) the issuance of ordinary shares, par value €0.01 per share, of Elastic (the “Elastic Ordinary Shares”), (ii) the repayment of Endgame’s outstanding indebtedness, (iii) the assumption of Endgame’s outstanding options, and (iv) a cash deposit to fund an expense fund for the fees and expenses of the Securityholder Representative. Each share of Elastic Ordinary Shares to be issued in the Merger will be valued at an amount equal to the volume-weighted average price per share rounded to four decimal places (with amounts 0.00005 and above rounded up) of the Elastic Ordinary Shares on the New York Stock Exchange for the 20 consecutive trading days ending with the complete trading day ending five trading days prior to the date upon which the Merger is consummated, provided that in no event shall an Elastic Ordinary Share be valued at more than $98.55 per share or less than $68.49 per share. No fractional shares of Elastic Ordinary Shares will be issued in the Merger, and holders of Endgame will not receive any consideration in lieu of any such fractional shares. Elastic Ordinary Shares to be issued in the Merger will be listed on the New York Stock Exchange.

ENDGAME, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019 (UNAUDITED) AND DECEMBER 31, 2018 AND

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018 (UNAUDITED)

Note 17—Merger agreement (continued)

During the nine months ended September 30, 2019, the Company incurred approximately $1,477,000 in transaction related expense that is included within general and administrative in the accompanying consolidated statements of operations.

Note 18—Subsequent events

Subsequent events have been evaluated through December 12, 2019, the date these consolidated financial statements were available to be issued.

On October 8, 2019, the Company was acquired by Elastic. At the effective date, vested in-the-money options to purchase Endgame common stock were converted into corresponding equity awards in respect of Elastic Ordinary Shares based on the Stock Award Exchange Ratio, as defined in the Merger Agreement. Additionally, all debt was paid off upon the closing of the acquisition.